News Release

For Immediate Release	For Further Information, Contact:
June 15, 2010	George Lancaster, Hines
713/966-7676
George_lancaster@hines.com

HINES GLOBAL REIT ACQUIRES 17600 GILLETTE IN IRVINE, CA

(IRVINE, CA) – The Irvine office of Hines, the international real estate firm, announced today that Hines Global REIT has acquired 17600 Gillette from AJ Irvine Owner Corporation. The two-story office building is located in the Orange County Airport area of Irvine, CA. The building contains 98,925 square feet and is 100 percent leased through March 2016 to Draft FCB, Inc., a global advertising agency.

The seller was represented in the transaction by Jeff Cole and Ed Hernandez of Cushman & Wakefield.

 “This asset was extremely attractive to the Hines Global REIT due to its desirable location and lease status,” said Charles Hazen, president and CEO of Hines Global REIT.  “We believe this acquisition suits our objective of investing in fundamentally sound real estate.”

17600 Gillette is Hines’ seventh acquisition in Orange County over the last six years and demonstrates the firm’s commitment to the area.

“The acquisition of 17600 Gillette is an indication of our positive outlook in the long- term fundamentals of the local market,” said Paul Twardowski, Hines partner and vice president who oversees the Orange County and San Diego markets.

Hines Global REIT is a Houston-based, public, non-traded real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised approximately $155 million, which it intends to use to invest in commercial real estate properties and other real estate investments in the U.S. and internationally. 17600 Gillette represents the first acquisition consummated by Hines Global REIT, but it currently has two other properties under contract.  There can be no assurances that the other two acquisitions will be consummated. For additional information about Hines Global REIT, visit www.HinesREI.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in more than 100 cities in 17 countries, and controlled assets valued at approximately $22.2 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning investment objectives, strategies and opportunities) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, Hines Global REIT’s ability to raise significant additional offering proceeds through its initial public offering, consumate the acquistion of properties it currently has under contract and those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus, dated April 30, 2010 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.